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                                                                      EXHIBIT 12

                               LAND O'LAKES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                     2005         2004        2003         2002        2001
                                                                 ---------------------------------------------------------------
Earnings:
Earnings before income taxes and discontinued operations            $ 132,281     $ 29,584    $107,619     $114,161    $ 56,652
(Less): Equity in earnings of affiliated
  companies                                                           (36,692)     (58,412)    (57,249)     (24,166)    (45,258)
Add: Minority interest in earnings
  of subsidiaries                                                       1,354        1,648       6,366        5,487       6,882
Add: Distributed income of equity investees                            35,250       47,846      37,356       26,407       3,048
Add: Fixed Charges (1)                                                107,669      105,529     103,761       96,815      73,831
Less: Capitalized interest                                                  -          (68)         (8)        (143)       (126)
                                                                 ---------------------------------------------------------------
        Earnings available to cover fixed charges                   $ 239,862    $ 126,127    $197,845     $218,561    $ 95,029
Ratio of earnings to fixed charges                                        2.2          1.2         1.9          2.3         1.3

(1) Fixed charges consist of the following:

                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                                  2004        2003         2002        2001
                                                                 ---------------------------------------------------------------
Interest expense, gross                                              $ 89,978     $ 88,356    $ 86,541     $ 82,011    $ 62,246
Rentals (interest factor)                                              17,691       17,173      17,220       14,804      11,585
                                                                 ---------------------------------------------------------------
    Total fixed charges                                             $ 107,669    $ 105,529    $103,761     $ 96,815    $ 73,831